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                                                                    EXHIBIT 1

                       FIRST AMENDMENT TO RIGHTS AGREEMENT


     This Amendment is made as of November 18, 1999 between Tennant Company, a Minnesota corporation (the "Company"), and Norwest Bank Minnesota, National Association (the "Rights Agent"), to the Rights Agreement dated as of November 19, 1996 (the "Original Agreement") between the Company and the Rights Agent.

     Whereas, the Company and the Rights Agent have entered into the Original Agreement; and

     Whereas, the Board of Directors of the Company has determined to amend the Original Agreement in accordance with Section 27 thereof.

     Accordingly, in consideration of the premises and the mutual agreements set forth in this Amendment, the parties hereby agree as follows:

     1. Section 1(a) of the Original Agreement is hereby amended in its entirety to read as follows:

                  (a) "Acquiring Person" shall mean any Person (as such term is defined in this Agreement) who or which, together with all Affiliates and Associates (as such terms are defined in this Agreement) of such Person, shall be the Beneficial Owner (as such term is defined in this Agreement) of 20% or more of the Common Shares of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary (as such term is defined in this Agreement) of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, or (iv) any entity holding Common Shares for or pursuant to the terms of any such plan described in clause (iii) of this sentence. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the Common Shares of the Company then outstanding; PROVIDED, HOWEVER, that if a Person shall, together with all Affiliates or Associates of such Person, become the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding by reason of share acquisitions by the Company and if such Person or such Person's Affiliates or Associates shall, after such share acquisitions by the Company, become the Beneficial Owner of any additional Common Shares of the Company, and, immediately after becoming the Beneficial Owner of such additional Common Shares, such Person shall, together with all Affiliates and Associates of such Person, be the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding, then such Person (unless such Person shall be (1) the Company, (2) any Subsidiary of the Company, (3) any employee benefit plan of the Company or of any Subsidiary of the Company, or (4) any entity holding Common Shares for or pursuant to the terms of any such plan described in clause (3) of this sentence) shall be deemed an "Acquiring Person." An entity other than the Company or any Subsidiary of the Company holding Common Shares for or pursuant to the terms of an employee benefit plan of the Company or of any Subsidiary of the Company and in addition being the Beneficial Owner of Common Shares that are not held for or pursuant to the terms of any such plan shall be deemed to constitute an Acquiring Person, notwithstanding anything herein stated, if, but only if, it, together with its Affiliates and Associates, shall be the

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         Beneficial Owner of 20% or more, exclusive of those Common Shares held by it for or pursuant to the terms of any such plan, of the Common Shares then outstanding. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the Common Shares that would otherwise cause such Person to be an "Acquiring Person" or (B) such Person was aware of the extent of its Beneficial Ownership but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement), and without any intention of changing or influencing control of the Company, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.

         2. Section 1(g) of the Original Agreement is hereby deleted in its entirety. Paragraphs (h) through (p) of Section 1 of the Original Agreement shall not be renamed on account of the deletion.

         3. Section 3(a) of the Original Agreement is hereby amended in its entirety to read as follows:

         Section 3.   ISSUE OF RIGHT CERTIFICATES.

                  (a) Until the earlier of (i) the Close of Business on the 15th day after the Shares Acquisition Date or (ii) the Close of Business on the 15th day (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) of, or of the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) to commence (which intention shall not have been withdrawn within five business days (as defined in Rule 14d-1 of the General Rules and Regulations under the Exchange Act) after such public announcement), a tender or exchange offer the consummation of which would result in beneficial ownership by a Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) of 20% or more of the then outstanding Common Shares (including any such date that is after the date of this Agreement and prior to the issuance of the Rights, the earlier of such dates being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates where the context so requires) and not by separate Right Certificates, and (y) the right to receive Right Certificates will be transferable only in connection with the transfer of Common Shares. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will

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         countersign, and the Company will send or cause to be sent (and the
         Rights Agent will, if requested, send) by first-class, postage-prepaid mail, to each record holder of Common Shares as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more Right Certificates, in substantially the form of Exhibit B hereto (the "Right Certificates"), evidencing one Right for each Common Share so held, subject to adjustment pursuant to Section 11(i). In the event that an adjustment in the number of Rights per Common Share has been made pursuant to
         Section 11(i), at the time Right Certificates are distributed, the Company may, to the extent provided in Section 14(a), make the necessary and appropriate adjustments (as set forth in Section 14(a)) so that Right Certificates are distributed representing only whole numbers of Rights and pay cash in lieu of fractional Rights pursuant to Section 14(a). As of and after the Distribution Date, the Rights will be evidenced solely by such Right Certificates.

         4. Section 11(a)(ii) of the Original Agreement is hereby amended in its entirety to read as follows:

                  (ii) Subject to Section 24 of this Agreement, in the event any Person shall become an Acquiring Person (other than pursuant to any Section 13 Event occurring after the Distribution Date or within 15 days prior thereto), proper provision shall be made so that each holder of a Right, subject to Section 11(a)(iii), shall thereafter have a right to receive, upon exercise thereof by payment of the amount equal to the product of the number of one one-hundredths of a Preferred Share which would otherwise be issuable upon exercise of a Right and the then current Purchase Price in accordance with the terms of this Agreement, in lieu of Preferred Shares, such number of Common Shares of the Company as shall equal the result obtained by (x) multiplying the then current Purchase Price by the number of one one-hundredths of a Preferred Share for which a Right is exercisable immediately prior to the occurrence of the Section 11(a)(ii) Event and (y) dividing that product by 50% of the current per share market price of the Company's Common Shares (determined pursuant to Section 11(d) hereof) on the date of such occurrence.

                  From and after the first occurrence of a Section 11(a)(ii) Event or a Section 13 Event, any Rights that are beneficially owned by any Acquiring Person (or any Associate or Affiliate thereof) or were beneficially owned by any Acquiring Person (or any Associate or Affiliate thereof) after the Acquiring Person became an Acquiring Person shall become null and void without any further action and no holder of such Rights shall thereafter have any rights to exercise such Rights or any other rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise. No Right Certificate shall be issued pursuant to Section 3 that represents Rights that would be void pursuant to the preceding sentence; no Right Certificate shall be issued at any time upon the transfer of any Rights to an Acquiring Person or any Associate or Affiliate of such Acquiring Person whose Rights would be void pursuant to the preceding sentence or any Associate or Affiliate of such an Acquiring Person or to any nominee of such Acquiring Person, Associate or Affiliate; and any Right Certificate delivered to the Rights Agent for transfer to an Acquiring Person or any Associate or Affiliate of such an Acquiring Person whose Rights would be void pursuant to the preceding sentence shall be canceled. The Company shall use all reasonable efforts to ensure that the provisions of this Section 11(a)(ii) are complied with, but shall have no liability to any holder of a Right Certificate or other

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         Person as a result of its failure in good faith to make any determinations with respect to an Acquiring Person or its Affiliates or Associates.

         5. Section 23(a) of the Original Agreement is hereby amended in its entirety to read as follows:

         Section 23.  REDEMPTION.

                  (a) The Board of Directors of the Company may, at its option, at any time prior to the earlier of (x) such time as a Person becomes an Acquiring Person or (y) the Close of Business on the Final Expiration Date, redeem all but not less than all of the then outstanding Rights at a redemption price of $.01 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of this Agreement (such redemption price being hereinafter referred to as the "Redemption Price"). The Redemption Price shall be payable in cash by the Company. The redemption of the Rights by the Board of Directors of the Company may be made effective at such time and on such basis and with such conditions as the Board of Directors of the Company in its sole discretion may establish. Except for the obligation to pay the Redemption Price, the Board of Directors and the Company shall not have any liability to any Person as a result of the redemption of Rights pursuant to the terms of this Section 23.

         6. Section 27 of the Original Agreement is hereby amended in its entirety to read as follows:

         Section 27. SUPPLEMENTS AND AMENDMENTS. The Company may and the Rights Agent shall, if so directed by the Company, from time to time supplement or amend this Agreement without the approval of any holders of Common Shares or Right Certificates in order (i) to extend the Final Expiration Date, notwithstanding anything to the contrary provided in clause (iv) hereof, (ii) to cure any ambiguity, or to correct or supplement any provision contained in this Agreement which may be defective or inconsistent with any other provisions in this Agreement, (iii) prior to the Distribution Date, to otherwise change or supplement any provision in this Agreement in any manner which the Company may deem necessary or desirable, or (iv) following the Distribution Date, to otherwise change or supplement any provision in this Agreement in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Right Certificates (other than Right Certificates evidencing Rights that shall have become null and void pursuant to
Section 11(a)(ii)). Without limiting the foregoing, the Company may at any time prior to such time as any Person becomes an Acquiring Person amend this Agreement to lower the thresholds set forth in Sections 1(a) and 3(a) hereof from 20% to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding Common Shares then known by the Company to be beneficially owned by any Person (other than (1) the Company, (2) any Subsidiary of the Company, (3) any employee benefit plan of the Company or any Subsidiary of the Company, or (4) any entity holding Common Shares for or pursuant to the terms of any plan described in clause (3) of this sentence) or (ii) 10%.

         7. Section 30 of the Original Agreement is hereby amended in its entirety to read as follows:

         Section 30. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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         8.  The Original Agreement shall remain in full force and effect without amendment, except for this Amendment and any other amendment made in accordance with Section 27 of the Agreement. All terms used in this Amendment that are defined in the Original Agreement but are not defined herein shall have the meanings ascribed to them in the Original Agreement. The Summary of Rights contained in Exhibit C to the Original Agreement is a summary of the Original Agreement without regard to this Amendment and does not limit or affect this Amendment in any way. All references in the Original Agreement to "this Agreement," "the Agreement," or "hereof" and all references in this Amendment to the Agreement shall hereafter be deemed to be references to the Original Agreement as amended by this Amendment and any other amendment made in accordance with Section 27 of the Agreement.

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         In witness whereof, the parties have caused this Amendment to be duly executed as of the date first written above.

                      TENNANT COMPANY


                      By       /s/ Janet M. Dolan
                            -----------------------------------------

                          Its  President and Chief Executive Officer
                               ---------------------------------------




                      NORWEST BANK MINNESOTA,
                        NATIONAL ASSOCIATION


                      By       /s/ John Baker
                            -----------------------------------------

                          Its  Corporate Officer
                              ---------------------------------------


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